Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
United Industrial Corporation:

We consent to the use of our reports dated March 14, 2006, with respect to the Consolidated Balance Sheets of United Industrial Corporation and subsidiaries as of December 31, 2005 and 2004, and the related Consolidated Statements of Operations and Cash Flows for the years then ended, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference.

/s/ KPMG LLP
KPMG LLP

McLean, Virginia
July 10, 2006